NEWS

                                               Company Contact: Anthony Christon
                                                         Chief Financial Officer
                                                                    Jaclyn, Inc.
                                                                  (201) 909-6000

                 JACLYN REPORTS FIRST QUARTER FINANCIAL RESULTS

                              FOR IMMEDIATE RELEASE

Maywood,  NJ,  November  14,   2007...............................Jaclyn,   Inc.
(AMEX:JLN) today reported financial results for the first quarter ended September 30, 2007.

Net sales for the three-month period ended September 30, 2007 were $37,453,000 compared to $40,624,000 a year earlier. The Company reported first quarter net earnings of $300,000, or $.12 per diluted share, compared to fiscal 2007 first quarter net earnings of $463,000, or $.18 per diluted share.

Commenting on the financial results, Allan Ginsburg, Chairman of the Board, stated, "we experienced a decrease in net sales and net earnings for the quarter compared to last year's first quarter. Net sales and pre-tax earnings in this year's first quarter include a customer sales allowance of approximately $800,000 ($485,000 after tax) relating to a product manufactured by a foreign, third-party supplier which did not meet our quality standards and represents the estimated balance of costs to repair or replace products that shipped during the first quarter of fiscal 2008. Excluding this one-time cost, the Company's net earnings for the first quarter would have been $785,000, or $.31 per diluted share." Mr. Ginsburg added, "This quality issue is only a temporary setback for the Company. Partly as a result of this quality issue, full fiscal 2008 net earnings are still expected to be below fiscal 2007 net earnings (excluding the previously reported pension settlement expense in fiscal 2007). However on a positive note, while the retail climate is still challenging, we have recently received new orders and indications of additional summer business, primarily in our children's apparel division, which will help to boost our net sales for fiscal 2008 to a level comparable with that of fiscal 2007."

Note: This press release may contain forward-looking statements that are being made pursuant to the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information so long as those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Our forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, general economic and business conditions; competition in the accessories and apparel markets, potential changes in customer spending; acceptance of our product offerings and designs; the variability of consumer spending resulting from changes in domestic economic activity; any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates, as well as other significant accounting estimates made in the preparation of our financial statements; and the impact of hostilities in the Middle East and in

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other geographic  areas, as well as other  geopolitical  concerns.  Accordingly, actual results may differ materially from such forward-looking statements. You are urged to consider all such factors, as well as those included in our Annual Report on Form 10-K for the year ended June 30, 2007. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                           *     *     *     *     *

Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infants' and children's apparel, handbags, premium incentives and related accessories. Website: jaclyninc.com

                          JACLYN, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

                                               First Quarter ended September 30,
                                               ---------------------------------
                                                   2007                2006
                                               ------------        -------------

Net Sales                                      $ 37,453,000        $ 40,624,000

Net Earnings                                   $    300,000        $    463,000

Net Earnings per Common Share - Basic          $        .12        $        .19

Net Earnings per Common Share - Diluted        $        .12        $        .18

Weighted Average Number of Shares
   Outstanding - Diluted                          2,498,000           2,529,000